EXHIBIT 4

LIST OF EXECUTIVE OFFICERS AND DIRECTORS

OF ARENA KEMBARA SDN BHD

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Dato’ Mohamed Azman bin Yahya	Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia.	Group Chief Executive of Symphony House Berhad

Datin Normah binti Hashim	Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia.	Licensed Dealer’s Representative with CIMB Securities Sdn Bhd

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
N/A